Exhibit 99.1

Natera Reports Fourth Quarter and Full Year 2021 Financial Results

AUSTIN, Texas, February 24, 2022 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA testing, today reported financial results for the fourth quarter and year ended December 31, 2021 and provided an update on recent business progress and financial outlook.

Recent Accomplishments & Highlights

●	Generated total revenues of $173.0 million in the fourth quarter of 2021 compared to $112.4 million in the fourth quarter of 2020, an increase of 53.9%. Product revenues grew 51.1% over the same period.
●	Generated total revenues of $625.5 million in the year 2021 compared to $391.0 million in the year 2020, an increase of 60.0%, exceeding the 2021 revenue guidance range previously provided.
●	Processed approximately 438,800 tests in the fourth quarter of 2021, compared to approximately 295,000 tests processed in the fourth quarter of 2020, an increase of 48.7%.
●	Received final local coverage determination for pan-cancer immunotherapy monitoring using its Signatera test issued by the CMS Molecular Diagnostics Services Program.
●	Panorama SMART study results on both aneuploidies and 22q11.2 deletion published in the American Journal of Obstetrics and Gynecology.
●	Announced successful initial readout of Trifecta study, the largest prospective, fully biopsy-matched kidney dataset to date.
●	Presented data at ASCO-GI from landmark CIRCULATE-Japan study demonstrating Signatera is predictive of chemotherapy benefit in colorectal cancer.

“Our Q4 performance capped a transformational 2021 for Natera,” said Steve Chapman, Natera’s Chief Executive Officer. “We released landmark data in multiple fields, generated breakout volume growth in Signatera and Prospera, and grew total revenues by 60% for the full year 2021. Our 2022 guidance reflects the strong trends across our business we have seen so far in 2022.”

Fourth Quarter and Year Ended December 31, 2021 Financial Results

Total revenues were $173.0 million in the fourth quarter of 2021 compared to $112.4 million for the fourth quarter of 2020, an increase of 53.9%. The increase in total revenues was driven primarily by an increase in product revenues compared to the fourth quarter of 2020. Product revenues were $160.9 million in the fourth quarter of 2021 compared to $106.5 million in the fourth quarter of 2020, an increase of 51.1%. The increase in product revenues was driven by an increase in test volumes compared to the fourth quarter of 2020. Natera processed approximately 438,800 tests in the fourth quarter of 2021, including approximately 424,200 tests accessioned in its laboratory, compared to approximately 295,000 tests processed, including approximately 281,000 tests accessioned in its laboratory, in the fourth quarter of 2020.

In the three months ended December 31, 2021, Natera recognized revenue on approximately 410,900 tests for which results were reported to customers in the period (tests reported), including approximately 397,100 tests reported from its laboratory, compared to approximately 281,400 tests reported, including approximately 268,300 tests reported from its laboratory, in the fourth quarter of 2020, an overall increase of 46.0% for the quarter.

Total revenues for 2021 were approximately $625.5 million compared to $391.0 million in 2020, which represents an increase of 60%. In 2021, Natera processed approximately 1,570,000 tests including approximately 1,513,400 tests accessioned in its laboratory, compared to approximately 1,026,500 tests processed in 2020, including approximately 974,400 tests accessioned in its laboratory.

In 2021, Natera recognized revenue on approximately 1,453,500 tests reported, including approximately 1,400,100 tests reported from its laboratory, compared to approximately 961,500 tests reported, including approximately 912,500 tests reported from its laboratory, in 2020, an overall increase of 51.2% for the year.

Gross profit* for the three months ended December 31, 2021 and 2020 was $78.9 million and $52.5 million, respectively, representing a gross margin of 45.6% and 47.0%, respectively. Natera had lower margins in the fourth quarter of 2021 compared to the fourth quarter 2020 primarily as a result of increased volumes of lower margin products for which Natera does not receive reimbursement. Gross profit for the year ended December 31, 2021 and 2020 was $307.1 million and $187.4 million, respectively, representing a gross margin of 49.1% and 48.0%, respectively. Natera was able to achieve higher gross margins in the year 2021 as a result of increased other revenue recognized from the Qiagen arrangement.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the fourth quarter of 2021 were $218.6 million, compared to $126.5 million in the same period of the prior year, an increase of 72.8%. Total operating expenses in the year ended December 31, 2021 were $775.2 million, an increase of approximately 92.0% compared to $403.7 million in the prior year. The increases were primarily driven by headcount growth to support new product offerings.

Loss from operations for the fourth quarter of 2021 was $139.7 million compared to $74.0 million for the same period of the prior year. Loss from operations for the year 2021 was $468.2 million compared to $216.3 million compared to the prior year.

Net loss for the fourth quarter of 2021 was $140.6 million, or ($1.48) per diluted share, compared to net loss of $76.4 million, or ($0.89) per diluted share, for the same period in 2020. Weighted average shares outstanding were approximately 94.8 million in the fourth quarter of 2021 compared to 85.7 million in the fourth quarter of the prior year. Net loss for the full year 2021 was $471.7 million, or ($5.21) per diluted share, compared to net loss of $229.7 million, or ($2.84) per diluted share, for the full year 2019. Weighted average shares outstanding were 90.6 million in 2021 compared to 81.0 million in 2020.

At December 31, 2021, Natera held approximately $914.5 million in cash, cash equivalents, short-term investments and restricted cash, compared to $737.5 million as of December 31, 2020. As of December 31, 2021, Natera had a total outstanding debt balance of $330.4 million, comprised of $50.1 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $280.4 million under its seven-year convertible senior notes. The convertible senior notes were issued in April 2020 for net proceeds of $278.3 million. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of December 31, 2021.

Financial Outlook

Natera anticipates 2022 total revenue of $770 million to $790 million; 2022 gross margin to be approximately 46% to 48% of revenues; selling, general and administrative costs to be approximately $560 million to $590 million; research and development costs to be $340 million to $360 million, and net cash consumption to be $370 million to $400 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash consumption is calculated as the sum of GAAP net cash used by operating activities (estimated for 2022 to be between $310 million and $340 million) and GAAP net purchases of property and equipment (estimated for 2022 to be approximately $60 million).

Test Volume Summary

Unit	Q4 2021	Q4 2020	FY 2021	FY 2020	Definition
Tests processed	438,800	295,000	1,570,000	1,026,500	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	424,200	281,000	1,513,400	974,400	Test accessioned in our laboratory
Tests reported in our laboratory	397,100	268,300	1,400,100	912,500	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 100 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera's Fourth Quarter and Fiscal 2021 Financial Results Conference Call
Date:	Thursday, February 24, 2022
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Password:	5675026
Webcast:	https://edge.media-server.com/mmc/p/xjiitdj3

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company's financial guidance for fiscal 2022, its ability to continue to increase its revenues, its product development plans and its ability to maintain and grow its business operations in light of the COVID-19 pandemic, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to maintain our business and operations as planned due to disruptions and economic uncertainty caused by the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon through our direct sales efforts or through our laboratory partners; we may be unable to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may need to raise additional capital to support our business plans, which may not be available when necessary or on favorable terms; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratory facilities becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Kate Stabrawa, Communications, Natera, Inc., 720-318-4080 pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2021	2020
		(1)
Assets
Current assets:
Cash and cash equivalents	$84,386	$48,668
Restricted cash	228	187
Short-term investments	829,896	688,606
Accounts receivable, net of allowance of $2,429 in 2021 and $3,080 in 2020	122,074	78,565
Inventory	26,909	20,031
Prepaid expenses and other current assets	29,645	26,606
Total current assets	1,093,138	862,663
Property and equipment, net	65,516	33,348
Operating lease right-of-use assets	59,013	21,399
Other assets	18,820	14,743
Total assets	$1,236,487	$932,153

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,206	$8,096
Accrued compensation	40,941	30,371
Other accrued liabilities	93,353	60,407
Deferred revenue, current portion	7,404	50,125
Short-term debt financing	50,052	50,054
Total current liabilities	218,956	199,053
Long-term debt financing	280,394	202,493
Deferred revenue, long-term portion	21,318	22,805
Operating lease liabilities, long-term portion	61,036	21,246
Other long-term liabilities	1,479	320
Total liabilities	583,183	445,917
Commitments and contingencies
Stockholders’ equity:
Common stock (2)	10	9
Additional paid in capital	2,050,417	1,411,286
Accumulated deficit	(1,394,836)	(929,318)
Accumulated other comprehensive gain (loss)	(2,287)	4,259
Total stockholders’ equity	653,304	486,236
Total liabilities and stockholders’ equity	$1,236,487	$932,153

(1)	The consolidated balance sheet at December 31, 2020 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
(2)	As of December 31, 2021 and 2020, there were approximately 95,140,000 and 86,223,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

	Year ended December 31,
	2021	2020	2019
Revenues
Product revenues	$567,149	$367,211	$269,881
Licensing and other revenues	58,337	23,794	32,447
Total revenues	625,486	391,005	302,328
Cost and expenses
Cost of product revenues	302,663	185,865	162,604
Cost of licensing and other revenues	15,755	17,755	12,866
Research and development	264,208	100,035	51,357
Selling, general and administrative	511,034	303,627	206,176
Gain from disposal of business	—	—	(14,388)
Total cost and expenses	1,093,660	607,282	418,615
Loss from operations	(468,174)	(216,277)	(116,287)
Interest expense	(8,305)	(15,082)	(10,693)
Interest and other income, net	5,381	7,562	4,152
Loss on debt extinguishment	—	(5,848)	—
Loss before income taxes	(471,098)	(229,645)	(122,828)
Income tax expense	(618)	(98)	(1,999)
Net loss	$(471,716)	$(229,743)	$(124,827)
Unrealized gain (loss) on available-for-sale securities, net of tax	(6,546)	3,340	1,471
Comprehensive loss	$(478,262)	$(226,403)	$(123,356)

Net loss per share:
Basic and diluted	$(5.21)	$(2.84)	$(1.79)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	90,558	81,011	69,555